UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549
_____________

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	June 29, 2004 (June 16, 2004)

VitalStream Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	0-17020	87-0429944

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Jenner, Suite 100, Irvine, California		92618

(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code		(949) 743-2000

(Former Name or Former Address, if Changed Since Last Report)

Item 1. Changes in Control of Registrant.

In connection with the transactions described in "Item 5. Other Events" below, WaldenVC II, L.P. ("Walden") acquired 9,876,324 shares of common stock, constituting 16.45% of the voting power of VitalStream Holdings, Inc. (the "Company"), and warrants to purchase an additional 2,962,897 shares of common stock. In addition, Walden has contractual rights effectively giving it the ability to appoint one member of the board of directors beginning on June 30, 2004.

In addition, in connection with the transactions described in "Item 5. Other Events" below, Dolphin Communications Fund II, L.P. and Dolphin Communications Parallel Fund II (Netherlands), L.P. and their affiliates (collectively, "Dolphin") converted their $1.1 million convertible promissory notes and 550 shares of 2003 Series A Preferred Stock into common stock and purchased additional common stock, increasing Dolphin's aggregate holdings to approximately 15,257,849 shares of common stock, constituting 25.42% of the voting power of the Company. Dolphin also holds warrants to purchase an additional 2,338,172 shares of common stock and has contractual rights effectively giving it the ability to appoint one member of the board of directors.

For purposes of the Securities Exchange Act of 1934, the term "control" generally means the "possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise." The SEC has declined to set strict guidelines regarding what percentage of ownership of a company or other indicia of control constitute "control" or a "change of control" for purposes of Item 1 of Form 8-K; however, there is support for the position that the purchase by a person of 10%-30% of the voting securities of an issuer, particularly if combined with rights to positions on the board of directors and restrictive covenants, constitutes the acquisition of "control" or a "change of control" for purposes of Form 8-K.

The closing of the transactions described in "Item 5. Other Events" below, which description is incorporated into this Item 1 by reference, may be deemed to be a "change of control" of the Company. However, such transactions do not qualify as a "change of control" under the transaction documents to which the Company is a party or as such term is most commonly used in the business context to mean a change in the ownership of 50% or more of the Company's voting stock, a merger or sale of substantially all of the Company's assets.

Item 5. Other Events.

Purchase Transaction.On June 16, 2004, the Company closed the transaction contemplated by a Purchase Agreement (the "Purchase Agreement") with Walden, Dolphin and 11 additional investors, including seven private investment funds and four executive officers of the Company. Pursuant to the Purchase Agreement, the Company issued to the investors an aggregate of 18,106,594 shares of common stock and 5,431,977 warrants to purchase common stock for an aggregate purchase price of $11 million, or $0.6075 per unit of one share and .3 warrants. The warrants have an exercise price of $0.6075 per share and expire on June 16, 2009. The warrants also include a call provision requiring the holder of the warrants to exercise the warrants within 10 days of the date, after December 16, 2004, that the closing sales price of the common stock on the principal U.S. trading market for the common stock has equaled or exceeded $1.50 per share (as adjusted for stock splits and dividends, reverse stock splits and the like) for ten consecutive trading days. The investor warrants also include standard anti-dilution provisions pursuant to which the exercise price and number of shares issuable thereunder are adjusted proportionately in the event of a stock split, stock dividend, recapitalization or similar transaction.

In connection with the Purchase Agreement, the Company and the investors also executed a Registration Rights Agreement pursuant to which the Company agreed to file, by July 16, 2004, a registration statement registering the re-sale of the common stock issued under the Purchase Agreement and issuable upon the exercise of the warrants that were issued under the Purchase Agreement. The investors also became party to a Second Amended and Restated Registration Rights Agreement under which Walden was granted demand registration rights similar to those previously granted to Dolphin and all of the investors were granted piggyback registration rights.

The Company, the investors and certain key shareholders also executed an Investor Rights Agreement pursuant to which, among other things, the investors and key shareholders agreed to facilitate the election or appointment of a nominee for the board of directors designated by Walden beginning on June 30, 2004. The Company expects that the board of directors will be expanded on or about June 30, 2004 and that Phil Sanderson, a general partner at Walden VC, will be appointed to fill the new board position.

ThinkEquity Partners, LLC, acted as placement agent for the transaction described in the Purchase Agreement. In exchange for its services, ThinkEquity received a cash commission of $770,000, which is 7% of the purchase price, and warrants to purchase 543,198 shares of common stock at an exercise price of $.80 per share. The placement agent warrants include a net exercise provision, one-time demand registration rights and piggyback registration rights. The placement agent warrants also include standard anti-dilution provisions pursuant to which the exercise price and number of shares issuable thereunder are adjusted proportionately in the event of a stock split, stock dividend, recapitalization or similar transaction.

Conversion Transaction. Simultaneously with the closing of the transaction described in the Purchase Agreement, the Company, Dolphin and the other holders of the Company's outstanding shares of 2003 Series A Preferred Stock closed the transaction contemplated by a Conversion Agreement (the "Conversion Agreement") among such persons. Pursuant to the Conversion Agreement, Dolphin agreed to convert its $1.1 million in Amended and Restated Convertible Promissory Notes (the "Notes") into common stock in exchange for the Company's agreement to pay in cash all interest on the Notes that has accrued or would have accrued through September 30, 2004 and to pay a conversion premium equal to 14% of the outstanding principal (including accrued but unpaid interest through September 30, 2003) under the Notes. Upon conversion of the Notes, Dolphin was issued an aggregate of 5,516,411 shares of common stock and an aggregate cash payment of $267,131.

As part of the same transaction, Dolphin and the other holders of 2003 Series A Preferred Stock agreed to convert all outstanding shares of 2003 Series A Preferred Stock into common stock in exchange for the Company's agreement to pay in cash all dividends that have accrued or would have accrued through September 30, 2004 with respect to the 2003 Series A Preferred Stock and to pay a conversion premium equal to 4% of the outstanding liquidation value of the 2003 Series A Preferred Stock. Upon conversion of the 2003 Series A Preferred Stock, the holders were issued an aggregate of 3,829,788 shares of common stock and an aggregate cash payment of $101,061. There are no longer any shares of preferred stock of the Company issued or outstanding.

Also, upon conversion of the Notes and shares of 2003 Series A Preferred Stock, the restrictive covenants contained therein, as well as Dolphin's security interest in substantially all of the Company's assets, were terminated.

In addition, pursuant to exhibits to the Purchase Agreement, (a) the warrants to purchase common stock held by Dolphin and the other former holders of 2003 Series A Preferred Stock were amended in order to delete any provisions that would decrease the exercise price, or increase the number of shares subject to the warrant, as a result of future issuances of common stock at a price per share less than the exercise prices of the warrants; (b) the Amended and Restated Investor Rights Agreements dated September 30, 2003 was amended in order to delete Dolphin's preemptive right with respect to any future issuances of preferred stock, and (c) the parties entered into a Second Amended and Restated Registration Rights Agreement under which Walden was granted demand registration rights similar to those previously granted to Dolphin and all of the investors under the Purchase Agreement were granted piggyback registration rights.

The summaries of the Purchase Agreement, Conversion Agreement and related agreements set forth above are incomplete and, because they are summaries, omit certain details and nuances set forth in the underlying documents. The summaries set forth above are subject to, and superseded by, the terms and conditions of the documents attached as Exhibits to this Current Report.

Item 7. Financial Statements and Exhibits.

(c) Exhibits.

4.1	Form of Warrant (investor)

4.2	Form of Warrant (placement agent)

4.3	Form of Amendment to Common Stock Purchase Warrant (Additional Warrant)

4.4	Form of Amendment to Common Stock Purchase Warrant (Amended and Restated Warrant)

10.1	Purchase Agreement dated as of June 14, 2004

10.2	Registration Rights Agreement dated as of June 14, 2004

10.3	Investor Rights Agreement dated as of June 14, 2004

10.4	Second Amended and Restated Registration Rights Agreement dated as of June 14, 2004

10.5	Conversion Agreement dated as of June 14, 2004

10.6	Amendment to Amended and Restated Investor Rights Agreement

99.1	Press release dated June 16, 2004

99.2	Press release dated June 28, 2004

Item 9. Regulation FD Disclosure.

We are advised that the title and position of Board member Leonard Wanger printed on the inside back cover of our current Annual Report to Shareholders is incorrect. We are further advised that Mr. Wanger is not a Managing Partner of the Wanger Long-Term Opportunity Fund and that several years ago Mr. Wanger sold his entire interest in that fund's management company and has had no involvement in it since that time.

The entry for Mr. Wanger should instead read as follows:

Leonard Wanger
Securities Analyst, William Harris Investors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on our behalf by the undersigned thereunto duly authorized.

VITALSTREAM HOLDINGS, INC.

	By:	/s/ Paul Summers

Paul Summers, President

Date: June 29, 2004